Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION’S GROSS MARGIN EXPANDS 660 BASIS POINTS ON

SALES OF $43.8 MILLION IN THIRD QUARTER OF FISCAL 2024

•	THIRD QUARTER SALES GREW 10% TO $43.8 MILLION DRIVEN BY DEFENSE PROJECTS AND AFTERMARKET SALES IN SUPPORT OF REFINING AND PETROCHEMICAL MARKETS

•	GROSS MARGIN EXPANDED 660 BASIS POINTS TO 22.2% ON FAVORABLE MIX, BETTER PRICING AND IMPROVED EXECUTION

•	ACHIEVED NET INCOME OF $0.2 MILLION; ADJUSTED NET INCOME[1] AND ADJUSTED EBITDA[1] IMPROVED TO $2.4 MILLION AND $3.9 MILLION, RESPECTIVELY

•	RECEIVED A RECORD $123.3 MILLION IN ORDERS, PRIMARILY RELATED TO FOLLOW-ON ORDERS FOR U.S. NAVY PROGRAMS, WHICH DROVE BACKLOG TO INCREASE TO $399.2 MILLION, OF WHICH 84% WAS DEFENSE

•	GENERATED $7.6 MILLION OF CASH FROM OPERATIONS AND REDUCED DEBT BALANCE $7.9 MILLION DURING THE THIRD QUARTER

•	EXPANDED TURBOMACHINERY CAPABILITIES AND TECHNOLOGY SOLUTIONS WITH P3 TECHNOLOGIES ACQUISITION

•	INCREASED FULL YEAR REVENUE AND ADJUSTED EBITDA GUIDANCE TO REFLECT ACQUISITION, STRONG CORE GROWTH, AND PROFITABILITY INITIATIVES

BATAVIA, NY, February 5, 2024 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries, today reported financial results for its third quarter ended December 31, 2023 (“third quarter fiscal 2024”). Results include approximately two months of operations from the P3 Technologies, LLC (“P3”) acquisition, which was completed on November 9, 2023.

“Third quarter results were strong and we believe further demonstrated the continued execution of our strategy that is centered on driving quality top-line growth with margin accretive projects in order to improve our future earnings power,” commented Daniel J. Thoren, President and Chief Executive Officer. “There were several highlights during the quarter, which included improved financial performance with expanded gross and adjusted EBITDA margins1, strong bookings which drove record backlog of nearly $400 million, and a new lower cost, more flexible credit facility.

“Equally noteworthy was the acquisition of P3, a strategic bolt on business that is already enhancing our turbomachinery solutions and Graham’s margin profile. Importantly, our strong cash generation during the quarter enabled us to pay off nearly all the debt utilized in acquiring P3.”

[1]

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information on pages 10 and 11 for important disclosures regarding Graham’s use of these non-GAAP measures.

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Mr. Thoren concluded, “We believe our business is in a much-improved position given the strategic and necessary actions taken over the last few years. As we look forward, we are confident we can continue to execute our strategy and capitalize on the many opportunities in front of us. We are also focused on further elevating GHM by driving a collaborative spirit across our brands, leveraging best practices, and progressing employee development in support of our core capabilities.”

Third Quarter Fiscal 2024 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	Q3 FY24	Q3 FY23	$ Change	% Change
Net sales	$43.8	$39.9	$3.9	10%
Gross profit	$9.7	$6.2	$3.5	56%
Gross margin	22.2%	15.6%		+660 bps
Operating income	$0.9	$0.7	$0.2	36%
Operating margin	2.1%	1.7%		+40 bps
Net income	$0.2	$0.4	$(0.2)	-55%
Net income per diluted share	$0.02	$0.03	$(0.01)	-33%
Adjusted net income*	$2.4	$0.9	$1.6	183%
Adjusted net income per diluted share*	$0.22	$0.08	$0.14	176%
Adjusted EBITDA*	$3.9	$2.2	$1.6	72%
Adjusted EBITDA margin*	8.8%	5.6%		+320 bps

*

Graham believes that adjusted net income, adjusted net income per diluted share, adjusted EBITDA (defined as consolidated net income before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other unusual/nonrecurring expenses), and adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on adjusted EBITDA as defined in the lending agreement. Graham also believes that adjusted net income and adjusted net income per diluted share, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, provides a better representation of the cash earnings of the Company. See the attached tables and other information on pages 10 and 11 for important disclosures regarding Graham’s use of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted share, as well as the reconciliation of net income to adjusted EBITDA, adjusted net income, and adjusted net income per diluted share.

Net sales of $43.8 million increased 10%, or $3.9 million, and included approximately $1.0 million of incremental sales from P3. Sales to the defense market increased $2.6 million, or 12%. Aftermarket sales to the refining and petrochemical markets were $8.6 million, up $3.2 million, or 59%. Declines in the space market reflect timing of projects and the loss of a customer in April 2023 due to bankruptcy partially offset by revenue from P3. See supplemental data for a further breakdown of sales by market and region.

Gross margin expanded 660 basis points to 22.2%, which reflected higher volume and related improved absorption, higher margin commercial aftermarket sales, P3 margin accretive sales, improved execution and better pricing on defense contracts.

Selling, general and administrative expense (“SG&A”), excluding amortization, was $8.4 million, or 19% of sales, for the third quarter of fiscal 2024 compared with $5.3 million, or 13% of sales for the

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

comparable prior-year period. The increase reflects higher performance-based compensation including supplemental performance bonus for Barber-Nichols employees (the “BN performance bonus”) in connection with the 2021 acquisition of Barber-Nichols LLC. Also contributing to the increase in SG&A was P3 acquisition-related costs, increased professional fees and initial enterprise resource planning (“ERP”) conversion costs.

Third quarter results reflected approximately $0.7 million of debt amendment costs.

Cash Management and Balance Sheet

Cash provided by operating activities was $19.5 million for the year-to-date period compared with $8.9 million in the prior-year period. The increase reflected higher net income along with improved working capital which was largely due to changes in payment terms related to large defense customers and stronger financial discipline.

Capital expenditures of $5.2 million year-to-date were focused on capacity expansion, productivity improvements and the start of the ERP implementation. The Company has adjusted its expected fiscal 2024 capital expenditures to be in the range of $8.0 million to $10.0 million from its previous expectations of $12.0 million to $13.5 million due to updated projected timing of cash outflows.

The Company acquired P3 on November 9, 2023 with a combination of cash, stock and contingent earn-out based upon the future performance of P3.

During the third quarter of fiscal 2024, the Company refinanced its debt with a new, five-year $50 million senior secured revolving credit facility. The new facility provides expanded flexibility with reduced borrowing costs. Total debt at quarter-end was $3.0 million, down from $11.7 million at year-end fiscal 2023. Subsequent to quarter-end, in January 2024, the remaining $3.0 million of debt was paid off.

Orders and Backlog

(See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market)

($ in millions)

	Q1 23	Q2 23	Q3 23	Q4 23	FY23	Q1 24	Q2 24	Q3 24	YTD FY24
Orders	$40.3	$91.5	$20.0	$50.9	$202.7	$67.9	$36.5	$123.3	$227.7
Backlog	$260.7	$313.3	$293.7	$301.7	$301.7	$322.0	$313.3	$399.2	$399.2

Orders for the three-month period ended December 31, 2023, were a record $123.3 million. This included orders received in October primarily related to follow-on orders for critical U.S. Navy programs. These defense orders are expected to be recognized in revenue beginning in the fourth quarter of fiscal 2025 through early fiscal 2030. Aftermarket orders for the refining and petrochemical markets continued to be strong and were $7.8 million in the third quarter.

Backlog reached a record $399.2 million and was up 36% over the prior-year period and 27% sequentially. P3 added approximately $6 million to the backlog level. Approximately 40% of orders currently in backlog are expected to be converted to sales in the next twelve months and another 25% to 30% is expected to convert to sales over the following twelve months. The majority of orders expected to convert beyond twelve months are for the defense industry, specifically the U.S. Navy.

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Fiscal 2024 Outlook Increased

The Company increased guidance for fiscal 2024 as follows:

(as of February 5, 2024)	Updated Fiscal 2024 Guidance	Previous Guidance
Net Sales:	$175 million to $185 million	$170 million to $180 million
Gross Margin:	Approx. 20% of sales	18% to 19% of sales
SG&A expense(1)	16% to 17% of sales	15% to 16% of sales
Adjusted EBITDA(2)	$15.0 million to $16.0 million	$11.5 million to $13.5 million
Effective Tax Rate	22% to 23%	22% to 23%
CapEx	$8.0 million to $10.0 million	$12.0 million to $13.5 million

(1)	Includes approximately $4.5 million to $5 million of BN Performance Bonus, P3 acquisition and integration, and ERP conversion costs included in SG&A expense.
(2)

Excludes approximately $4.5 million to $5 million of BN performance bonus, P3 acquisition and integration, and ERP conversion costs included in SG&A expense and approximately $0.7 million of debt extinguishment charges.

Webcast and Conference Call

GHM’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time (“ET”) to review its financial condition and operating results, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET on the day of the teleconference through Monday, February 12, 2024. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13743383 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

GHM is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “outlook,” “anticipates,” “believes,” “could,” “guidance,” “should,” ”may”, “will,”

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

“plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Forward-Looking Non-GAAP Measures

Forward-looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2024 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, and backlog. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often times is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

For more information, contact:
Christopher J. Thome	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$43,818	$39,873	10%	$136,463	$114,091	20%
Cost of products sold	34,095	33,646	1%	108,572	95,840	13%

Gross profit	9,723	6,227	56%	27,891	18,251	53%
Gross margin	22.2%	15.6%		20.4%	16.0%
Other expenses and income:
Selling, general and administrative	8,429	5,284	60%	21,563	15,828	36%
Selling, general and administrative – amortization	383	274	40%	930	821	13%

Operating profit	911	669	36%	5,398	1,602	237%

Operating margin	2.1%	1.7%		4.0%	1.4%
Loss on extinguishment of debt	726	—	NA	726	—	NA
Other (income) expense, net	93	(63)	NA	280	(188)	NA
Interest expense, net	37	294	(87%)	277	697	(60%)

Income before provision (benefit) for income taxes	55	438	(87%)	4,115	1,093	276%
(Benefit) provision for income taxes	(110)	70	NA	899	245	267%

Net income	$165	$368	(55%)	$3,216	$848	279%

Per share data:
Basic:
Net income	$0.02	$0.03	(33%)	$0.30	$0.08	275%

Diluted:
Net income	$0.02	$0.03	(33%)	$0.30	$0.08	275%

Weighted average common shares outstanding:
Basic	10,775	10,611		10,709	10,613
Diluted	10,920	10,660		10,792	10,632

N/A: Not Applicable

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	December 31, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$15,163	$18,257
Trade accounts receivable, net of allowances ($1,834 and $1,841 at December 31 and March 31, 2023, respectively)	35,666	24,000
Unbilled revenue	28,671	39,684
Inventories	31,078	26,293
Prepaid expenses and other current assets	4,011	1,534
Income taxes receivable	745	302

Total current assets	115,334	110,070
Property, plant and equipment, net	29,027	25,523
Prepaid pension asset	6,322	6,107
Operating lease assets	7,626	8,237
Goodwill	25,087	23,523
Customer relationships, net	14,584	10,718
Technology and technical know-how, net	11,254	9,174
Other intangible assets, net	7,378	7,610
Deferred income tax asset	1,734	2,798
Other assets	368	158

Total assets	$218,714	$203,918

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt obligations	$3,000	$—
Current portion of long-term debt	—	2,000
Current portion of finance lease obligations	19	29
Accounts payable	16,365	20,222
Accrued compensation	14,726	10,401
Accrued expenses and other current liabilities	5,255	6,434
Customer deposits	63,005	46,042
Operating lease liabilities	1,221	1,022
Income taxes payable	—	16

Total current liabilities	103,591	86,166
Long-term debt	—	9,744
Finance lease obligations	72	85
Operating lease liabilities	6,760	7,498
Deferred income tax liability	61	108
Accrued pension and postretirement benefit liabilities	1,341	1,342
Other long-term liabilities	3,133	2,042

Total liabilities	114,958	106,985

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,971 and 10,774 shares issued and 10,828 and 10,635 shares outstanding at December 31, 2023 and March 31, 2023, respectively	1,097	1,075
Capital in excess of par value	31,678	28,061
Retained earnings	80,659	77,443
Accumulated other comprehensive loss	(7,144)	(7,463)
Treasury stock (143 and 138 shares at December 31 and March 31, 2023, respectively) respectively)	(2,534)	(2,183)

Total stockholders’ equity	103,756	96,933

Total liabilities and stockholders’ equity	$218,714	$203,918

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2023	2022
Operating activities:
Net income	$3,216	$848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,375	2,611
Amortization	1,487	1,857
Amortization of actuarial losses	632	504
Amortization of debt issuance costs	131	153
Equity-based compensation expense	1,002	582
Loss on extinguishment of debt	726	—
Deferred income taxes	935	232
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(11,335)	(7,755)
Unbilled revenue	11,213	(8,082)
Inventories	(4,357)	(6,801)
Prepaid expenses and other current and non-current assets	(1,526)	(500)
Income taxes receivable	(459)	(137)
Operating lease assets	894	913
Prepaid pension asset	(215)	(488)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(3,949)	5,511
Accrued compensation, accrued expenses and other current and non-current liabilities	2,948	2,116
Customer deposits	16,590	18,776
Operating lease liabilities	(825)	(802)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	—	(592)

Net cash provided by operating activities	19,483	8,946

Investing activities:
Purchase of property, plant and equipment	(5,193)	(2,394)
Proceeds from disposal of property, plant and equipment	38	—
Acquisition of P3 Technologies, LLC, net of cash acquired	(6,812)	—

Net cash used by investing activities	(11,967)	(2,394)

Financing activities:
Borrowings of short-term debt obligations	13,000	5,000
Principal repayments on debt	(22,522)	(8,517)
Payment of debt exit costs	(752)	—
Principal repayments on finance lease obligations	(224)	(205)
Issuance of common stock	225	—
Payment of debt issuance costs	(241)	(122)
Purchase of treasury stock	(57)	(22)

Net cash used by financing activities	(10,571)	(3,866)

Effect of exchange rate changes on cash	(39)	(212)

Net (decrease) increase in cash and cash equivalents	(3,094)	2,474
Cash and cash equivalents at beginning of period	18,257	14,741

Cash and cash equivalents at end of period	$15,163	$17,215

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

Graham Corporation

Adjusted EBITDA Reconciliation**

(Unaudited, $ in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net income	$165	$368	$3,216	$848
Acquisition & integration costs	274		274	54
Barber-Nichols performance bonus	1,264	—	2,833	—
Debt amendment costs	744	—	744	194
ERP Implementation costs	56	—	56	—
Net interest expense	37	294	277	697
Income taxes	(110)	70	899	245
Depreciation & amortization	1,422	1,506	3,862	4,468

Adjusted EBITDA	$3,852	$2,238	$12,161	$6,506

Adjusted EBITDA margin %	8.8%	5.6%	8.9%	5.7%

Adjusted Net Income and

Adjusted Net Income Per Diluted Share Reconciliation**

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net income	$165	$368	$3,216	$848
Acquisition & integration costs	274	—	274	54
Amortization of intangible assets	596	619	1,487	1,857
Barber-Nichols performance bonus	1,264	—	2,833	—
Debt amendment costs	744	—	744	194
ERP Implementation costs	56	—	56	—
Normalized tax rate(1)	(675)	(130)	(1,241)	(442)

Adjusted net income	$2,424	$857	$7,369	$2,511

GAAP net income per diluted share	$0.02	$0.03	$0.30	$0.08
Adjusted net income per diluted share	$0.22	$0.08	$0.68	$0.24
Diluted weighted average common shares outstanding	10,920	10,660	10,792	10,632

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate.

Graham Corporation’s Gross Margin Expands 660 Basis Points on Sales of $43.8 million in Third Quarter of Fiscal 2024

February 5, 2024

**

Acquisition and Integration Costs are incremental costs that are directly related to the P3 acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration. In connection with the acquisition of BN, we entered into the BN Performance Bonus agreement to provide employees of BN with a supplemental performance-based award based on the achievement of BN performance objectives for fiscal years ending March 31, 2024, 2025, and 2026 which can range between $2,000 to $4,000 per year. Debt Amendment Costs consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, prepayment penalties and attorney fees in connection with the amendment of our credit facility in October 2023. ERP Implementation Costs relate to consulting costs incurred in connection with the new ERP system being implemented throughout our Batavia, N.Y. facility and are not expected to reoccur once the project is completed.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income (loss) and adjusted net income (loss) per diluted share are defined as net income (loss) and diluted earnings (loss) per share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income (loss) and adjusted net income (loss) per diluted share are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income (loss) and adjusted net income (loss) per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income (loss) and net income (loss) per diluted share to the historical periods’ net income (loss) and net income (loss) per diluted share. Graham also believes that adjusted net income (loss) per diluted share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

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